STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

JAMES CHANDIK

Job:C20111208-0429
December 8, 2011

Special Handling Instructions:
AMD EMAILED 12/08/11 NEH

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20110865124-60	12/8/2011 8:00:57 AM	1	$175.00	$175.00
24 Hour Expedite	20110865124-60	12/8/2011 8:00:57 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	12465B|11120819161505	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

JAMES CHANDIK

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110865124-60
	Filing Date and Time: 12/08/2011 8:00 AM
	Entity Number: E0427412006-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DNA Precious Metals, Inc

2. The articles have been amended as follows: (provide article numbers, if available)

3. The Aggregate number of shares that the Corporation will have Authority to issue is one hundred sixty million (160,000,000) of which One hundred Fifty million (150,000,000) shares will be common stock, with a par value of $0.001 per share, and ten million (10,000,000) shares will be preferred shares, with a par value of $0.001 per share

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X James Chandik

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.